EXHIBIT 10.2
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
AWARD AGREEMENT

Participant:
Type of Award:	Incentive Stock Option

Number of Shares:

Exercise Price Per Share:

Date of Grant:

Expiration Date:

     1. Grant of Option. This Award Agreement serves to notify you that the Compensation and Governance Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”), an Incentive Stock Option (the “Option”) to purchase, on the terms and conditions set forth in this Award Agreement and the Plan, up to the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) at the price per share set forth above. The Plan is incorporated herein by reference and made a part of this Award Agreement. You may obtain a copy of the Plan from the Office of the Corporate Secretary. You should review the terms of this Award Agreement and the Plan carefully. The capitalized terms used in this Award Agreement are defined in the Plan.
     2. Term. Unless the Option is previously terminated pursuant to the terms of this Award Agreement or the Plan, the Option will expire at the close of business on the Expiration Date set forth above.
     3. Vesting. Subject to the terms set forth in this Award Agreement and the Plan, the Option will vest and become exercisable pro rata with respect to one-fifth of the shares subject to such Option on the first, second, third, fourth and fifth anniversaries of the Date of Grant, with any fractional share resulting from such proration vesting on the fifth anniversary. Vesting is contingent on your continued employment through the vesting dates.
     4. Exercise.
          (a) Method of Exercise. To the extent exercisable under Section 3 of this Award Agreement, the Option may be exercised in whole or in part, provided that the Option may not be exercised for less than one share of Common Stock in any single transaction. The Option may be exercised using a method specified by the Company.
     (b) Payment of Exercise Price. The exercise of the Option is conditioned upon your payment to the Company of the Exercise Price for the number of shares of Common Stock that you elect to purchase. The Exercise Price may be paid in cash or by check or by way of a broker-assisted stock option exercise program, if such a program is made available by the Company at the time of the exercise of the Option.
     (c) Withholding. The exercise of the Option is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of the exercise. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, or (ii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Withholding of shares of Common Stock for payment of tax withholdings is not permitted for any reason.
     (d) Confidential Information and Non-Solicitation Agreement. The exercise of the Option is contingent on your having executed and delivered to the Company a Confidential Information and Non-Solicitation Agreement.
     (e) Issuance of Shares. Upon determining that compliance with this Award Agreement has occurred, including compliance with such reasonable requirements as the Company may impose pursuant to the Plan or Section 12 of this Award Agreement, the Company shall issue to you a certificate for the shares of Common Stock purchased on the earliest practicable date (as determined by the Company) thereafter.
     5. Effect of Death and Disability. In the event of your death or Disability prior to the complete exercise of the Option, any unvested portion of the Option will vest in full immediately and the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within one year after the date of your death or Disability, but only (i) by you, or in the event of your death, by your estate or the person or persons to whom the Option passes under your will or the laws of descent and distribution, and (ii) prior to the close of business on the Expiration Date of the Option. The term “Disability” means a condition whereby you are unable to perform the essential functions of your position with reasonable accommodations by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Company.
     6. Effect of Other Termination. Upon your termination for a reason other than death or Disability prior to the complete exercise of the Option, the unvested portion of the Option will be canceled as of your last day worked, and the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within three months after the date of such termination, but only (i) to the extent that the Option was vested and exercisable on the date of such termination, and (ii) prior to the close of business on the Expiration Date of the Option. Notwithstanding the foregoing, if your employment is terminated by reason of conduct that is determined by the Committee to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or if you engage in such conduct (including violation of any agreement with the Company) after termination, you will forfeit all rights under the Option (both unvested and vested) as of your last day worked.
     7. Effect of Certain Breaches. Notwithstanding Sections 4 through 6 of this Award Agreement, if at any time the Company determines that you have breached or threatened to breach any of your obligations under the Confidential Information and Non-Solicitation Agreement signed by you or any other announced policy of the Company, the Company may suspend your right to exercise the Option and/or may declare the Option forfeited.
     8. Transfer of Option. The Option may not be alienated, transferred, assigned or pledged (except by will or the laws of descent and distribution, or pursuant to a domestic relations order) and the Option generally is only exercisable by you during your lifetime.
     9. Notice of Disposition of Shares. You must promptly notify the Company of the disposition of any shares of Common Stock acquired upon exercise of the Option, including a disposition by sale, exchange, gift or other transfer of legal title, if such disposition occurs within two years from the Date of Grant or within one year from the date that the Option is exercised and such shares are acquired by you.
     10. Limitation of Rights. You will not have any rights as a stockholder with respect to the shares of Common Stock covered by the Option until you become the holder of record of such shares by exercising the Option. Neither the Plan, the granting of the Option nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
     11. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
     12. Restrictions on Issuance of Shares. If at any time the Company determines that the listing, registration or qualification of the shares covered by the Option upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
     13. Plan Controls. The Option is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     14. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Option with your consent.
     15. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

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